Exhibit 5.1

January 24, 2022
Navitas Semiconductor Corporation
22 Fitzwilliam Square South
Dublin D02 FH68, Ireland
Attention: Gene Sheridan

Ladies and Gentlemen:
As general counsel to Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 36,843,695 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share, to be issued pursuant to and in accordance with the Amended and Restated Navitas Semiconductor Limited 2020 Equity Incentive Plan or the Navitas Semiconductor Corporation 2021 Equity Incentive Plan, as applicable (each a “Plan” and together the “Plans”).

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as I have deemed necessary for the purpose of this opinion, including the Company’s Second Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, the Plans, and records of the proceedings of the directors of the Company.

Based upon the foregoing, I am of the opinion that the Shares that may be issued and sold from time to time in accordance with each Plan have been duly authorized for issuance and will, when issued, sold and, when applicable, paid for in accordance with the applicable Plan, be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion as Exhibit 5.1 and Exhibit 23.1 to the registration statement and to the reference to my name in the registration statement.

Yours very truly,

/s/ Paul D. Delva

Paul D. Delva
Senior Vice President, General Counsel and Secretary